ITEM 77.C EXHIBIT:

RESULTS OF SPECIAL MEETING

A special meeting of the shareholders of the Evercore Wealth Management Macro Opportunity Fund was held on December 17, 2012, for shareholders of record as of November 14, 2012, to vote on the following proposals, the results of which are provided below.

1. To re-elect Robert P. Morse to the Fund’s Board of Trustees:

For	Withheld
11,350,543	213,965

2. To elect Susan Suvall to the Fund’s Board of Trustees:

For	Withheld
11,563,210	1,298

3. To elect Laird I. Grant to the Fund’s Board of Trustees:

For	Withheld
11,558,008	6,500